Exhibit 8.1

May 7, 2004

Board of Directors

Partners Trust, MHC

Partners Trust Financial Group, Inc.

SBU Bank

233 Genesee Street

Utica, New York 13501

Re:	Federal Tax Opinion on the Partners Trust Financial

Group, Inc. Conversion Transaction

Ladies and Gentlemen:

This firm has acted as counsel to Partners Trust, MHC, a federal mutual holding company (“MHC”), Partners Trust Financial Group, Inc., a federally chartered stock corporation (the “Mid-Tier Holding Company”), and SBU Bank, a federally chartered savings bank (the “Bank”) with regard to the proposed restructuring pursuant to the Plan of Conversion and Reorganization of Partners Trust, MHC, as adopted on December 23, 2003 by the Boards of Directors of MHC, the Mid-Tier Holding Company and the Bank, and as amended on February 24, 2004 and May 6, 2004 (the “Plan”). The Plan is filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to the Mid-Tier Holding Company’s Registration Statement on Form S-1 filed with the SEC under the Securities Act of 1933, as amended (the “S-1 Registration Statement”) and as Exhibit 2.1 to the Mid-Tier Holding Company’s Registration Statement on Form S-4 filed with the SEC under the Securities Act of 1933, as amended (the “S-4 Registration Statement” and, together with the S-1 Registration Statement, the “Registration Statements”). This opinion is rendered pursuant to Section 25 of the Plan and is referred to in the prospectus forming part of the S-1 Registration Statement and the prospectus forming a part of the S-4 Registration Statement. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan.

This opinion letter is based on our best judgment regarding the application of relevant current provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. This letter addresses only the specific tax opinion set forth below. This opinion does not address the state, local or foreign tax consequences of the Plan or any other transaction (including any transaction undertaken in connection with the Plan). Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined the Plan; the Registration Statements; the Application for Conversion on Form AC filed with the Office of Thrift Supervision, Department of Treasury (the “Application”); representations and certificates of authorized officers of MHC, the Mid-Tier Holding Company and the Bank; and such other materials as we have deemed necessary as a basis for our opinion.

In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We have assumed that the transactions will be consummated strictly in accordance with the Plan, the Registration Statements and the Application. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents. We have consequently relied upon representations and information presented in such documents.

Pursuant to the Plan, the Conversion will be effected as required by the rules and regulations of the Office of Thrift Supervision in the following steps, which will be completed contemporaneously:

(1) The Bank will establish a new first-tier Delaware-chartered stock holding company subsidiary (the “Holding Company”).

(2) The Holding Company will charter SBU Interim Bank, an interim federal savings bank subsidiary of the Holding Company established to effect the Conversion (“Interim”).

(3) The Mid-Tier Holding Company will convert to an interim stock savings bank (which shall continue to be referred to as the “Mid-Tier Holding Company”) and merge with and into the Bank with the Bank as the resulting entity (the “Mid-Tier Merger”), whereby the Mutual Holding Company will receive, and Mid-Tier Holding Company shareholders other than MHC (who by virtue of the Mid-Tier Merger will be considered Bank shareholders) (the “Minority Shareholders”) will constructively receive, shares of Bank common stock in exchange for their Mid-Tier Holding Company common stock.

(4) Contemporaneously with the Mid-Tier Merger, the Mutual Holding Company will convert to an interim stock savings bank and will merge with and into the Bank with the Bank as the resulting entity (the “MHC Merger”), whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Bank in exchange for such person’s interest in the Mutual Holding Company.

(5) Immediately after the MHC Merger and the Mid-Tier Merger, Interim will merge with and into the Bank with the Bank as the resulting entity (the “Bank Merger”). Constructive shareholders of the Bank (i.e., Minority Stockholders immediately prior to the Conversion) will exchange the shares of Bank common stock that they constructively received in the Mid-Tier Merger for Holding Company Common Stock.

(6) Immediately after the Bank Merger, the Holding Company will sell the Subscription Shares in the Offering.

The interest in the Liquidation Account described in Step (4) above is a pro rata ownership interest in the net worth of the Bank, based on MHC’s ownership interest in the Mid-Tier Holding Company and the deposit account balances in the Bank of the Eligible Account Holders and Supplemental Eligible

Account Holders. This interest may only be realized in the event of a complete liquidation of the Bank, which according to the rules and regulations of the Office of Thrift Supervision does not include a merger, consolidation or sale of assets or similar transaction of the Bank. Based on the Supreme Court’s analysis in Paulsen v. Commissioner, the interests in the Liquidation Account in the Bank should have nominal, if any, fair market value.

In the Conversion each Eligible Account Holder and Supplemental Eligible Account Holder will receive as required by the rules and regulations of the Office of Thrift Supervision non-transferable subscription rights to purchase Holding Company common stock. In the view of RP Financial, LC, the subscription rights do not have any ascertainable value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in the community offering. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of RP Financial is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

Based upon, and subject to, the assumptons and qualifications set forth herein, we are of the opinion that the following will be the material federal income tax consequences of the Plan:

1. The conversion of the Mid-Tier Holding Company to an interim federal stock savings bank, still referred to as the Mid-Tier Holding Company, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

2. The Mid-Tier Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3. The Mid-Tier Holding Company will not recognize any gain or loss in the Mid-Tier Merger.

4. The Bank will not recognize any gain or loss in the Mid-Tier Merger.

5. The basis of the assets of the Mid-Tier Holding Company to be received by the Bank in the Mid-Tier Merger will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the Mid-Tier Merger.

6. The holding period of the assets of the Mid-Tier Holding Company to be received by the Bank in the Mid-Tier Merger will include the holding period of such assets in the hands of the Mid-Tier Holding Company immediately prior to the Mid-Tier Merger.

7. Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their constructive exchange of Mid-Tier Holding Company common stock in the Mid-Tier Merger.

8. The conversion of MHC to an interim federal stock savings bank, still referred to as MHC, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

9. The MHC Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

10. The exchange in the MHC Merger of Eligible Account Holders’ and Supplemental Account Holders’ interests in MHC for interests in a Liquidation Account established in the Bank will satisfy the continuity of interest requirement of Section 1.368-1(e) of the Treasury Regulations.

11. In the MHC Merger, MHC will not recognize any gain or loss on the transfer of its assets to the Bank, the Bank’s assumption of its liabilities, and the cancellation of shares of common stock of the Bank that MHC received in the Mid-Tier Merger, except to the extent the fair market value of the interests in the Liquidation Account, if any, plus the amount of liabilities assumed exceeds MHC’s basis in the assets transferred.

12. The Bank will not recognize any gain or loss in the MHC Merger.

13. The basis of the assets of MHC to be received by the Bank in the MHC Merger will be the same as the basis of such assets in the hands of MHC immediately prior to the MHC Merger.

14. The holding period of the assets of MHC to be received by the Bank in the MHC Merger will include the holding period of such assets in the hands of MHC immediately prior to the MHC Merger.

15. Eligible Account Holders and Supplemental Account Holders will recognize gain, if any, upon the issuance to them of an interest in the Liquidation Account in the Bank and the non-transferable subscription rights to purchase Holding Company common stock, but only to the extent of the fair market value, if any, of the non-transferable subscription rights and the interest in the Liquidation Account.

16. The Bank Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code pursuant to Section 368(a)(2)(E) of the Code.

17. In the Bank Merger, Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank common stock and the assumption by the Bank of the liabilities, if any, of Interim.

18. The Bank will not recognize any gain or loss upon the receipt of the assets of Interim in the Bank Merger.

19. The Holding Company will not recognize any gain or loss upon its receipt of Bank common stock in exchange for Interim common stock in the Bank Merger.

20. The Minority Shareholders will not recognize any gain or loss upon the exchange of their common stock solely for shares of Holding Company common stock in the Bank Merger.

21. The payment of cash in lieu of fractional shares of the Holding Company to Minority Shareholders will be treated as though the fractional shares were distributed as part of the Bank Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

22. Each Minority Shareholder’s aggregate basis in his or her Holding Company common stock received in the Bank Merger will be the same as the aggregate basis of the common stock surrendered in exchange therefor. It is more likely than not that the basis of the Holding Company common stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

23. Each Minority Shareholder’s holding period in his or her Holding Company common stock received in the Bank Merger will include the period during which the common stock surrendered was held (which would include the holding period of such shareholder’s Mid-Tier Holding Company common stock prior to the Mid-Tier Merger), provided that the common stock surrendered (or the Mid-Tier Holding Company common stock surrendered in the Mid-Tier Merger) was a capital asset in the hands of the shareholder on the date of the exchange. The holding period of the Holding Company common stock purchased pursuant to the exercise of a subscription right shall commence on the date on which the right was exercised.

24. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

This opinion speaks only as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

This opinion is provided to MHC, the Mid-Tier Holding Company and the Bank only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by MHC, the Mid-Tier Holding Company or the Bank.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the headings “The Conversion – Tax Aspects” and “Legal Opinions” in the S-1 Registration Statement and under the headings “The Conversion – Tax Aspects” and “Legal Opinions” in the S-4 Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended (the “Act”), or that we are in the category of persons whose consent is required under the Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.